EXHIBIT 12

PEPSICO, INC. AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges (a)
(in millions except ratio amounts, unaudited)

                                                                    36 Weeks
                                                               --------------------
                                                                9/7/02      9/8/01
                                                               --------    --------
Earnings:

Income before income taxes............................          $3,669      $3,036

Unconsolidated affiliates interests, net..............            (210)       (144)

Amortization of capitalized interest..................               6           7

Interest expense......................................             116         151

Interest portion of rent expense (b)..................              40          43
                                                               --------    --------

  Earnings available for fixed charges................          $3,621      $3,093
                                                               ========    ========

Fixed Charges:

Interest expense......................................            $116        $151

Capitalized interest..................................               3           2

Interest portion of rent expense (b)..................              40          43
                                                               --------    --------

  Total fixed charges.................................            $159        $196
                                                               ========    ========

Ratio of Earnings to Fixed Charges (c)................           22.80       15.77
                                                               ========    ========

(a)   Includes  merger-related  costs of $134 million in 2002 and $235 million in 2001 and other impairment and restructuring  charges  of $21  million  and  excludes  Quaker  one-time  gains  of $2  million  in 2001.
      Excluding  these items and  adjusting  for the impact of $62 million in 2001 of adoption of  Statement of
      Financial  Accounting  Standard  No.  (SFAS)  142,  Goodwill  and  Intangibles,  and  the  impact  of the consolidation  of our European  snack joint venture of $7 million,  the  comparable  ratio of earnings to fixed charges for the 36 weeks ended September 7, 2002,  would have been 23.65 and for the 36 weeks ended
      September 8, 2001, would have been 17.42.

(b)   One-third of net rent expense is the portion deemed representative of the interest factor.

(c)   Based on unrounded amounts.